Exhibit 99.1

INTERNET BRANDS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS

▪	Record Revenues: $27.7 million in fourth quarter
▪	Record Adjusted EBITDA: $11.8 million in fourth quarter, year-over-year growth of 21%
▪	Net Income: $4.3 million in fourth quarter, $0.09 per diluted common share, year-over-year growth of 40%

LOS ANGELES, CA (February 18, 2010) – Internet Brands, Inc. (NASDAQ: INET) today reported financial results for the fourth quarter and full year ended December 31, 2009.

“We are very pleased with our financial results and the on-going success of our business model,” said Bob Brisco, CEO of Internet Brands.  “Our performance during this past year once again validated the hallmarks of our business: our ability to organically attract large audiences of high value consumers and our unique operating platform that monetizes these audiences extremely well.”

Fourth Quarter Operating Results

Total revenues for the fourth quarter of 2009 were $27.7 million compared to $27.0 million in the prior year period.

Consumer Internet advertising revenues increased by $2.0 million in the fourth quarter of 2009 as compared to the prior year period, driven primarily by growth from websites in the Company’s Home, Auto Enthusiast, and Careers verticals.  The increase in advertising revenues was offset by a $3.3 million year-over-year decrease in automotive e-commerce revenues due to continued weakness in consumer demand for automobiles. Excluding automotive e-commerce, revenues from websites owned more than a year organically grew by approximately 13% as compared to the prior year period.  Overall, Consumer Internet revenues were $17.5 million in the fourth quarter of 2009 compared to $18.8 million in the prior year period.

Licensing revenues were $10.1 million in the fourth quarter of 2009 compared to $8.2 million in the prior year period.  The increase in licensing revenues was primarily the result of the successful fourth quarter launch of the Company’s vBulletin 4.0 publishing suite.

Net income for the fourth quarter of 2009 was $4.3 million, or $0.09 per diluted common share, compared to net income of $3.1 million, or $0.07 per diluted common share, in the prior year period.

For the fourth quarter of 2009, Adjusted EBITDA grew 21% to $11.8 million from $9.8 million in the prior year period.  Adjusted EBITDA margins in the fourth quarter of 2009 expanded 640 basis points year-over-year to 42.7%.  The Company’s EBITDA margins have continued to expand as a result of the shift from lower margin automotive e-commerce revenues to higher margin advertising revenues and from the continued leverage derived from the Company’s common operating platform.

Total monthly unique visitors to the Company’s network of websites grew to a monthly average of 50 million in the fourth quarter of 2009, a 22% increase from 41 million in the fourth quarter of 2008.  In January, unique visitors increased to 56.5 million.  In each period, more than 97% of the traffic to the Company’s websites was derived from non-paid sources.

Management Comments

“Since our IPO two years ago, spanning a very difficult period for advertising and auto markets, we have grown our full year 2009 EBITDA by approximately 43% from the 2007 year end,” said Bob Brisco, CEO of Internet Brands.  “We believe our advertising revenues will continue to outperform the industry in 2010 due to the strong results we generate for our vertical market advertisers.”

Brisco added, “We also expect to continue to expand our audience reach through a combination of highly accretive acquisitions and through organic growth initiatives that are building our content, growing our communities, and strengthening our brands.”

Full Year Ended 2009 Operating Results

Total revenues for the year ended December 31, 2009 were $99.8 million compared to $104.0 million in the prior year.

Consumer Internet advertising revenues increased by $7.9 million for the year ended December 31, 2009 as compared to the prior year, which was a result of both organic and acquired website growth.  The increase in advertising revenues for the year ended 2009 was offset by a $13.3 million year-over-year decrease in automotive e-commerce revenues due to continued weakness in consumer demand for automobiles resulting from the adverse economic and credit climate in 2009. As a result, overall Consumer Internet revenues were $66.2 million for the year ended December 31, 2009 compared to $71.6 million in the prior year.

Licensing revenues were $33.6 million for the year ended December 31, 2009 compared to $32.5 million in the prior year.  If the Company used a fixed year-over-year exchange rate, licensing revenues for the year ended December 31, 2009 would have been approximately $0.8 million higher than reported.

Net income for the year ended December 31, 2009 was $12.4 million, or $0.27 per diluted common share, compared to net income of $11.6 million, or $0.26 per diluted common share, in the prior year.

The Company’s effective tax rate for the year ended December 31, 2009 was 37.8% as compared to 41.4% in the prior year. The reduction in the effective tax rate in 2009 was primarily the result of one-time research and development credits that were recognized during the fourth quarter of 2009.

For the year ended December 31, 2009, Adjusted EBITDA grew 14% to $40.1 million from $35.3 million in the prior year.  Adjusted EBITDA margins for the year ended December 31, 2009 expanded 630 basis points year-over-year to 40.2%.

First Quarter and Full Year 2010 Guidance

The Company expects first quarter 2010 revenues to be approximately $26.0 to $26.6 million and Adjusted EBITDA to be approximately $10.0 to $10.5 million.

For the full year of 2010, the Company expects revenues to be approximately $112.0 to $118.0 million, representing year-over-year revenue growth of 12-18%.  Adjusted EBITDA in 2010 is expected to be approximately $46.0 to $48.0 million, representing year-over-year EBITDA growth of 15-20%.

Balance Sheet and Liquidity

As of December 31, 2009, the Company had $60.1 million of cash and investments, and no outstanding debt under its $35 million revolving line of credit.

Net cash provided by operating activities for the year ended December 31, 2009 was $36.3 million compared to $33.8 million in the prior year period.

Acquisitions

In a separate press release today, the Company announced that in the fourth quarter of 2009 it expanded its Health and Home verticals with the acquisition of seven websites.  The aggregate purchase price for the websites was approximately $8.1 million. The seven acquisitions include three websites in the Health vertical: DentalFind.com, InfertilitySpecialist.com and SkinCareGuide.com; and four websites in the Home vertical: DavesGarden.com, Gardens.com, Craftster.org and SplitCoastStampers.com.

“We have now completed more than 100 acquisitions and will integrate these latest sites onto our industry-leading media platform,” Brisco added.

For the year ended December 31, 2009, the Company completed 18 website-related acquisitions for an aggregate purchase price of approximately $19.9 million. Total spend related to acquisition purchases, earnouts and holdbacks totaled $24.2 million during the year ended December 31, 2009. The financial impact of these acquisitions is included in the Company’s 2010 business outlook.

Non-GAAP Financial Measures

This press release includes a discussion of "Adjusted EBITDA," which is a non-GAAP financial measure.  The Company defines EBITDA as net income before (a) investment and other income (expense); (b) income tax provision (benefit); and (c) depreciation and amortization. The Company defines Adjusted EBITDA as a further adjustment of EBITDA to exclude share-based compensation expense related to the Company's grant of stock options and other equity instruments.

The Company believes these non-GAAP financial measures provide important supplemental information to management and investors. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company's business and results of operations.

Management uses EBITDA and Adjusted EBITDA as measurements of the Company's operating performance because they provide information related to the Company's ability to provide cash flows for acquisitions, capital expenditures and working capital requirements. Internally, these non-GAAP measures are also used by management for planning purposes, including the preparation of internal budgets; to allocate resources to enhance financial performance; to evaluate the effectiveness of operational strategies; and to evaluate the Company's capacity to fund capital expenditures and to expand its business. The Company also believes that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in its industry.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net income and Adjusted EBITDA for the periods presented (in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)
Net income	$4,285	$3,054	$12,388	$11,559
Provision for income taxes	1,865	2,851	7,534	8,158
Depreciation and amortization	4,570	3,762	16,590	13,554
Stock-based compensation	859	619	3,277	2,491
Investment and other (income) expense	227	(494)	312	(497)

Adjusted EBITDA	$11,806	$9,792	$40,101	$35,265

Conference Call and Webcast

The Company will host a conference call to discuss its fourth quarter 2009 financial results beginning at 4:30 pm ET (1:30 pm PT), today, February 18, 2010.  Participants may access the call by dialing 877-941-8416 (domestic) or 480-629-9808 (international). In addition, the call will be broadcast live over the Internet, hosted at the Investor Relations section of the Company’s website at www.internetbrands.com and will be archived online within approximately one hour of the completion of the conference call.  A telephone replay will be available through March 4, 2010. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international), passcode 4206148.

About Internet Brands, Inc.

Los Angeles-based Internet Brands, Inc. (NASDAQ:INET) is a leading Internet media company that owns, operates and grows community and e-commerce websites in the automotive, careers, health, home, money and business, shopping, and travel and leisure categories. With a flexible and scalable platform, Internet Brands operates a rapidly growing network of more than 200 websites, of which more than 90 each receive greater than 100,000 monthly unique visitors.  In the fourth quarter of 2009, the company’s websites averaged 50 million monthly unique visitors. More than 97% of the traffic to the company's websites is from non-paid sources.

Safe Harbor Statement

This press release includes forward-looking information and statements, including but not limited to its 2010 business outlook, management comments and guidance that are subject to risks and uncertainties that could cause actual results to differ materially.  Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation.  These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.  Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  These risks, uncertainties, assumptions and other important factors include, but are not limited to, our pursuit of an acquisition-based growth strategy entailing significant execution, integration and operational risks, the impact of the recent downturn in the economy and the automotive industry in particular on our revenues from automotive dealers and manufacturers, our ability to compete effectively against a variety of Internet and traditional offline competitors, and our reliance on the public to continue to contribute content without compensation to our websites that depend on such content.  These and other risks are described more fully in our Annual Report on Form 10-K for the annual period ended December 31, 2008, filed with the U.S. Securities and Exchange Commission (SEC) on March 6, 2009. You should consider these factors in evaluating forward-looking statements.  For additional information regarding the risks related to our business, see our prospectus in the Registration Statement, and other related documents, that we have filed with the SEC.  You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.  All information provided in this release is as of February 18, 2010 and should not be unduly relied upon because we undertake no duty to update this information.

Contact:                 Scott Friedman
Internet Brands, Inc.
Scott.Friedman@internetbrands.com
(310) 280-4000

INTERNET BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share and per share amounts)

	December 31,
	2009	2008
ASSETS

Current assets
Cash and cash equivalents	$38,408	$43,648
Investments, available for sale	21,736	13,723
Accounts receivable, less allowances for doubtful accounts of $618 and $1,513 at December 31, 2009 and 2008, respectively
	15,416	16,353
Deferred income taxes	16,184	9,832
Prepaid expenses and other current assets	1,212	1,299
Total current assets	92,956	84,855

Property and equipment, net	15,125	11,460
Goodwill	223,925	203,806
Intangible assets, net	20,080	24,556
Deferred income taxes	39,255	52,245
Other assets	602	767

Total assets	$391,943	$377,689

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$13,957	$17,043
Deferred revenue	6,414	7,325
Other liabilities	258	-
Total current liabilities	20,629	24,368

Commitments and Contingencies	-	-

Stockholders’ equity

Common stock, Class A, $.001 par value; 125,000,000 shares
authorized and 42,142,080 and 40,946,826 issued and outstanding
at December 31, 2009 and 2008, respectively	42	41

Common stock, Class B, $.001 par value; 6,050,000 authorized and 3,025,000 shares issued and outstanding at December 31,
2009 and 2008, respectively	3	3

Additional paid-in capital	612,528	607,434
Accumulated deficit	(241,806)	(254,194)
Accumulated other comprehensive income	547	37
Total stockholders’ equity	371,314	353,321
Total liabilities and stockholders’ equity	$391,943	$377,689

INTERNET BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
Consumer Internet	$17,530	$18,821	$66,154	$71,564
Licensing	10,148	8,157	33,602	32,472
Total revenues	27,678	26,978	99,756	104,036

Costs and operating expenses
Cost of revenues (exclusive of depreciation and amortization)	5,122	6,349	18,781	23,952
Sales and marketing (1)	5,097	4,971	19,109	21,473
Technology (1)	2,565	2,320	9,631	8,683
General and administrative (1)	3,947	4,165	15,411	17,154
Depreciation and amortization of intangibles	4,570	3,762	16,590	13,554
Total costs and operating expenses	21,301	21,567	79,522	84,816

Income from operations	$6,377	$5,411	$20,234	$19,220
Investment and other income (expense)	(227)	494	(312)	497
Income before income taxes	6,150	5,905	19,922	19,717
Provision for income taxes	(1,865)	(2,851)	(7,534)	(8,158)
Net income	$4,285	$3,054	$12,388	$11,559

Basic net income per share - Class A and B	$0.10	$0.07	$0.28	$0.27
Diluted net income per share - Class A and B	$0.09	$0.07	$0.27	$0.26

Class A and B weighted average number of shares - Basic	43,817,979	43,274,157	43,513,476	43,028,230
Class A and B weighted average number of shares - Diluted	46,753,817	45,062,774	46,069,649	45,011,503

(1) Stock-based compensation expense by function
Sales and marketing	$109	$79	$410	$292
Technology	63	38	207	130
General and administrative	687	502	2,660	2,069